Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of MYR Group Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). This description also summarizes relevant provisions of the Delaware General Corporation Law (the “DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read the Certificate of Incorporation and By-Laws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The By-Laws provide that, except as otherwise provided by law, the Certificate of Incorporation, or the By-Laws, or permitted by the rules of the stock exchange on which our shares are listed or traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock represented at the meeting and entitled to vote, voting as a single class. Directors shall be elected by the majority of the votes cast, except that, if the number of nominees for election at any such meeting exceeds the number of directors to be elected at such meeting, each director shall be elected by a plurality of the votes cast. Holders of shares of our common stock do not have cumulative voting rights.

Subject to any preference rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, when, as and if declared by the Board of Directors of the Company (the “Board”) from time to time out of assets or funds legally available for such purposes. In the event of our liquidation, dissolution or winding up (either voluntary or involuntary), the holders of common stock are entitled to share ratably in all assets and funds remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Our common stock is not liable to further call or assessment by the Company or subject to any restriction on alienability, except as required by law.

Preferred Stock

The Board, without further action by the holders of common stock, is authorized to issue up to 4,000,000 shares of preferred stock. The Board is vested with authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any class or series of shares of preferred stock, and to fix the number of shares constituting any such class or series.

The authority possessed by the Board to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly. The Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Certain Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-Laws and the DGCL

Certain provisions of the Certificate of Incorporation, By-Laws and the DGCL, summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Newly Created Directorships, Vacancies and Removal

The Certificate of Incorporation and By-Laws provide that newly created directorships resulting from any increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

Classified Board of Directors

The Certificate of Incorporation and By-Laws provide that the Board is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board will be elected each year. These provisions, when coupled with the provision in the Certificate of Incorporation authorizing the Board to fill vacant directorships or increase the size of the Board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees.

Special Meetings of Stockholders

The Certificate of Incorporation and By-Laws provide that special meetings of stockholders may be called by the chairman of the Board, the president, any vice president, the secretary or any assistant secretary, the Board, any committee thereof that has been authorized to call such special meeting and stockholders owning a majority of the outstanding voting stock entitled to vote.

Stockholder Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders.

Advance Notice of Stockholder-Proposed Business at Annual Meetings

The By-Laws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors (other than nominations made by or at the direction of the Board).

DGCL Section 203 – Business Combinations with Interested Stockholders

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the time that the person became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) the Company’s officers and directors and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the Board and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the Company, and other specified transactions resulting in financial benefits to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the Company’s voting stock.

The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither the Certificate of Incorporation nor the By-Laws contains a provision electing to “opt-out” of Section 203. Section 203 of the DGCL could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.